Exhibit 99.1

SARCOS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2021	December 31, 2020
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$19,540	$33,664
Accounts receivable	386	1,051
Unbilled receivable	323	219
Inventories	1,259	707
Deferred transaction costs	2,799	—
Prepaid expenses and other current assets	1,375	693
Total current assets	25,682	36,334
Property and equipment, net	4,401	1,425
Other non-current assets	491	292
Total assets	$30,574	$38,051
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,045	$972
Accrued liabilities	1,830	1,255
Notes payable, current portion	—	1,328
Total current liabilities	3,875	3,555
Notes payable, net of current portion	2,000	1,066
Other non-current liabilities	2,044	526
Total liabilities	7,919	5,147
Commitments and contingencies (Note 10)
Stockholders’ equity:
Convertible preferred stock, $0.001 par value:
Series A preferred stock, 5,421,446 shares authorized, issued and outstanding; aggregate liquidation preference of $15,723 as of June 30, 2021 and December 31, 2020	5	5
Series B preferred stock, 3,158,338 shares authorized, issued and outstanding; aggregate liquidation preference of $30,050 as of June 30, 2021 and December 31, 2020	3	3
Series C preferred stock, 3,532,228 shares authorized, issued and outstanding; aggregate liquidation preference of $40,000 as of June 30, 2021 and December 31, 2020	4	4
Common stock, $0.001 par value:
Class A, 25,990,765 shares authorized; 176,445 and 171,645 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Class B, 8,000,001 shares authorized; 8,000,001 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	8	8
Additional paid-in capital	97,079	96,870
Accumulated deficit	(74,444)	(63,983)
Total Sarcos Corp. and Subsidiaries stockholders’ equity	22,655	32,907
Non-controlling interests	—	(3)
Total stockholders’ equity	22,655	32,904
Total liabilities and stockholders’ equity	$30,574	$38,051

See accompanying notes to the condensed consolidated financial statements

SARCOS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue, net	$1,143	$1,708	$2,942	$3,882
Operating expenses:
Cost of revenue	676	1,083	1,878	2,493
Research and development	4,054	3,340	6,869	6,642
General and administrative	2,921	1,924	5,235	3,706
Sales and marketing	1,163	593	1,819	1,285
Total operating expenses	8,814	6,940	15,801	14,126
Loss from operations	(7,671)	(5,232)	(12,859)	(10,244)
Interest (expense) income, net	(13)	9	(23)	57
Gain on forgiveness of notes payable	2,394	—	2,394	—
Other income, net	28	18	28	31
Loss before provision for income taxes	(5,262)	(5,205)	(10,460)	(10,156)
Provision for income taxes	1	—	1	—
Net loss and comprehensive loss	$(5,263)	$(5,205)	$(10,461)	$(10,156)
Net loss attributable to common stockholders	$(5,263)	$(5,205)	$(10,461)	$(10,156)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.64)	$(0.67)	$(1.27)	$(1.33)
Weighted-average shares used in computing net loss per share attributable to common stockholders
Basic and diluted	8,176,446	7,787,060	8,176,001	7,657,025

See accompanying notes to the condensed consolidated financial statements.

SARCOS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

(in thousands, except share data)

	Convertible Preferred Stock						Common Stock
	Series A		Series B		Series C		Class A		Class B		Additional Paid-In	Accumulated	Non- Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interests	Equity
Balance at December 31, 2020	5,421,446	$5	3,158,338	$3	3,532,228	$4	171,645	$—	8,000,001	$8	$96,870	$(63,983)	$(3)	$32,904
Purchase of non-controlling interest	—	—	—	—	—	—	—	—	—	—	(203)	—	3	(200)
Share based compensation	—	—	—	—	—	—	—	—	—	—	173	—	—	173
Exercise of stock options	—	—	—	—	—	—	4,800	—	—	—	20	—	—	20
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(5,198)	—	(5,198)
Balance at March 31, 2021	5,421,446	$5	3,158,338	$3	3,532,228	$4	176,445	$—	8,000,001	$8	$96,860	$(69,181)	$—	$27,699
Share based compensation	—	—	—	—	—	—	—	—	—	—	219	—	—	219
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(5,263)	—	(5,263)
Balance at June 30, 2021	5,421,446	$5	3,158,338	$3	3,532,228	$4	176,445	$—	8,000,001	$8	$97,079	$(74,444)	$—	$22,655

See accompanying notes to the condensed consolidated financial statements.

SARCOS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

(in thousands, except share data)

	Convertible Preferred Stock						Common Stock
	Series A		Series B		Series C		Class A		Class B		Additional Paid-In	Accumulated	Non- Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interests	Equity
Balance at December 31, 2019	5,421,446	$5	3,158,338	$3	—	$—	109,536	$—	7,250,001	$7	$54,518	$(43,057)	$(3)	$11,475
Vesting of founder shares subject to repurchase	—	—	—	—	—	—	—	—	250,000	—	25	—	—	25
Issuance of convertible preferred stock, net of issuance costs	—	—	—	—	3,532,228	4	—	—	—	—	38,643	—	—	38,647
Issuance of common stock warrants	—	—	—	—	—	—	—	—	—	—	1,220	—	—	1,220
Share based compensation	—	—	—	—	—	—	—	—	—	—	683	—	—	683
Exercise of stock options	—	—	—	—	—	—	7,205	—	—	—	5	—	—	5
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(4,951)	—	(4,951)
Balance at March 31, 2020	5,421,446	$5	3,158,338	$3	3,532,228	4	116,741	$—	7,500,001	$7	$95,094	$(48,008)	$(3)	$47,104
Vesting of founder shares subject to repurchase	—	—	—	—	—	—	—	—	250,000	—	25	—	—	25
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	703	—	—	703
Exercise of stock options	—	—	—	—	—	—	24,895	—	—	—	53	—	—	53
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(5,205)	—	(5,205)
Balance at June 30, 2020	5,421,446	$5	3,158,338	$3	3,532,228	4	141,636	$—	7,750,001	$7	$95,875	$(53,213)	$(3)	$42,680

See accompanying notes to the condensed consolidated financial statements.

SARCOS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(10,461)	$(10,156)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation	392	1,386
Depreciation and amortization	219	222
Gain on forgiveness of notes payable	(2,394)	—
Changes in operating assets and liabilities:
Accounts receivable	665	171
Unbilled receivable	(104)	612
Inventories	(551)	245
Deferred transactions costs	(2,799)	—
Prepaid expenses and other current assets	(655)	26
Other non-current assets	—	(21)
Accounts payable	1,044	(336)
Accrued liabilities	455	24
Other liabilities	529	222
Net cash used in operating activities	(13,660)	(7,605)
Cash flows from investing activities:
Purchases of property and equipment	(2,282)	(342)
Net cash used in investing activities	(2,282)	(342)
Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	—	39,867
Proceeds from notes payable	2,000	2,394
Proceeds from exercise of stock options	20	58
Purchase of non-controlling interest	(200)	—
Payment of obligations under capital leases	(2)	(2)
Net cash provided by financing activities	1,818	42,317
Net increase (decrease) in cash and cash equivalents	(14,124)	34,370
Cash and cash equivalents at beginning of period	33,664	9,195
Cash and cash equivalents at end of period	$19,540	$43,565
Supplemental disclosure of cash flow information:
Cash paid for interest	1	1
Cash paid for income taxes	2	—
Supplemental disclosure of non-cash activities
Issuance of common stock warrants	$—	$1,220
Purchase of property and equipment included in accounts payable at period-end	$151	$5
Purchase of property and equipment under capital leases	$—	$19
Vesting of founder shares subject to repurchase	$—	$50
Leasehold improvements paid by lessor	$961	—

See accompanying notes to the condensed consolidated financial statements.

1. Basis of Presentation and Summary of Significant Accounting Policies

Description of the business

Sarcos Corp. and its wholly owned subsidiaries, Sarcos LC, Rememdia LC, and ZeptoVision, Inc. (the “Company” or “Sarcos” or “We” or “Our”), design and produce dexterous robotic systems for military and public safety applications. Sarcos also develops and deploys teleoperated robots to perform dangerous and complex tasks in areas where human safety is at risk. The Company was founded on February 5, 2015, is incorporated and headquartered in Salt Lake City, Utah and has offices located in California, Colorado, Massachusetts, Oregon, Texas and Washington.

On April 5, 2021, the Company entered into a definitive agreement to merge with Rotor Acquisition Corp. (“Rotor”), pursuant to which the Company will merge with Rotor’s wholly-owned subsidiary, Rotor Merger Sub Corp., with Sarcos surviving the merger as a wholly owned subsidiary of Rotor.

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S.A. (“GAAP”).

The condensed consolidated financial statements as of June 30, 2021 are unaudited. The condensed consolidated balance sheet as of December 31, 2020, included herein was derived from the audited consolidated financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted.  As such, the information included herein should be read in conjunction with the consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020.

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal year begins on January 1 and ends on December 31.

In the opinion of the Company’s management, the unaudited condensed consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s balance sheet as of June 30, 2021, the results of operations, including its comprehensive loss, and stockholders’ equity for the three and six months ended June 30, 2021 and 2020, and the statement of cash flows for the six months ended June 30, 2021 and 2020. All adjustments are of a normal recurring nature. The results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 31, 2021.

Summary of Significant Accounting Policies

There have been no changes to the Company’s significant accounting policies described in the annual consolidated financial statements for the year ended December 31, 2020 that have had a material impact on the Company’s consolidated financial statements and related notes.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. Modifications continue to be made to our normal operations because of the COVID-19 pandemic and we continue to monitor our operations and government recommendations. Travel restrictions and capacity limits at customer locations imposed in response to the COVID-19 pandemic continue to cause delays in the assessment and deployment of our products. Although it is widely expected that the impact of the pandemic will subside over time, we cannot predict the future extent or duration of the impact that the COVID-19 pandemic will have on our financial condition and operations. The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. If the financial markets and/or the overall economy continue to be impacted for an extended period, Sarcos operations and financial results may be adversely affected.

Liquidity and Capital Resources

Cash and cash equivalents were $19,540 as of June 30, 2021, compared to $33,664 as of December 31, 2020. The Company has historically incurred losses and negative cash flows from operations. As of June 30, 2021, the Company also had an accumulated deficit of approximately $74,444 and working capital of $21,807. During the six months ended June 30, 2021, the Company received $2,000 from the US Government under the Paycheck Protection Plan Loan (“PPPL”). The Company has used these proceeds to fund qualified expenses as defined within the PPPL agreement.

As of the date of this report, the Company’s existing cash resources are sufficient to support planned operations for the next 12 months from the date of the issuance of the condensed consolidated financial statements.

These financial statements have been prepared in accordance with GAAP and this basis assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company’s main sources of liquidity were cash generated by equity offerings and debt. The Company’s primary use of cash is for operations and administrative activities including employee-related expenses, and general, operating and overhead expenses. Future capital requirements will depend on many factors, including the Company’s customer growth rate, customer retention, timing and extent of development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings and the continuing market acceptance of the Company’s products.

The Company considers that there are no conditions or events in the aggregate, including the impact of the COVID-19 pandemic, that raise substantial doubt about the entity’s ability to continue as a going concern for a period of at least one year from the date the condensed consolidated financial statements are issued.

Revenue Recognition

The Company recognizes revenue from the sale of its robot products and from its contractual arrangements to perform research and development services that are fully funded by the customer. The Company recognizes revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services by following a five-step process:

1) Identify the contract with a customer: A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights and obligations regarding the products and services to be transferred and identifies the payment terms related to these products and services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. Contract modifications may include changes in scope of work, and/or the period of completion of the project. The Company analyzes contract modifications to determine if they should be accounted for as a modification to an existing contract or a new stand-alone contract.

2) Identify the performance obligations in the contract: The Company enters into contracts that can include combinations of products and services, which are either capable of being distinct and accounted for as separate performance obligations or as one performance obligation, if the majority of tasks and services form a single project or capability. However, determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.

3) Determine the transaction price: The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. Such amounts are typically stated in the customer contract and to the extent that the Company identifies variable consideration, the Company estimates the variable consideration at the onset of the arrangement as long as it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company’s current contracts do not include any significant financing components because the timing of the transfer of the underlying products and services under contract are at the customers’ discretion.  Additionally, the Company does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. Taxes collected from customers and remitted to governmental authorities are not included in revenue.

4) Allocate the transaction price to performance obligations in the contract: Once the Company has determined the transaction price, the total transaction price is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the good(s) or service(s) to the customer. If applicable, the Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis. The standalone selling price represents the amount we would sell the good(s) or service(s) to a customer on a standalone basis. For the government contracts, the Company uses expected cost plus a margin as standalone selling price. Because our contract pricing with the government customer is based on expected cost plus margin the standalone selling price of the good(s) or service(s) in our contracts with the government customer are typically equal to the selling price stated in the contract. When we sell standard good(s) or service(s) with observable standalone sale transaction, the observable standalone sales transactions are used to determine the standalone selling price.

5) Recognize revenue when or as the Company satisfies a performance obligation: For each performance obligation identified, we determine at contract inception whether we satisfy the performance obligation over time or at a point in time. Revenue is recognized over time as work progresses when the Company is entitled to the reimbursement of costs plus a reasonable profit for work performed for which the Company has no alternate use. For these performance obligations that are satisfied over time, the Company generally recognizes revenue using an input method with revenue amounts being recognized proportionately as costs are incurred relative to the total expected costs to satisfy the performance obligation. The Company believes that costs incurred as a portion of total estimated costs is an appropriate measure of progress towards satisfaction of the performance obligation since this measure reasonably depicts the progress of the work effort.  Revenue for performance obligations that are not recognized over time are recognized at the point in time when control transfers to the customer (which is generally upon delivery).  For performance obligations that are satisfied at a point in time, the Company evaluates the point in time when the customer can direct the use of, and obtain the benefits from, the products and services. Shipping and handling costs are recorded at the time of product shipment to the customer and are included within revenue.

Revenues from Contracts with Customers

The Company derives its revenue primarily from sale of research and development services in the development of its robots and robot products. The research and development services revenue includes revenue from providing services through different types of arrangements, including cost-type contracts and fixed-price contracts. Revenue from the sales of robot products includes sales of the Company’s Guardian S and Guardian Heavy-Lift System (“HLS”) products.

Research and Development Services

Cost-type contracts – Research and development service contracts, including cost-plus-fixed-fee and time and material contracts, relate primarily to the development of technology in the areas of robotics or counter-unmanned aircraft systems.  Cost-type contracts are generally entered into with the U.S. government. These contracts are billed at cost plus a margin as defined by the contract and Federal Acquisition Regulation (“FAR”). The FAR establishes regulations around procurement by the government and provides guidance on the types of costs that are allowable in establishing prices for goods and services delivered under government contracts. Revenue on cost-type contracts is recognized over time as goods and services are provided.

Fixed-price contracts – Fixed-price development contracts relate primarily to the development of technology in the area of robotics. Fixed-price development contracts generally require a significant service of integrating a complex set of tasks and components into a single deliverable. Revenue on fixed-price contracts is generally recognized over time as goods and services are provided. To the extent our actual costs vary from the fixed fee, we will generate more or less profit or could incur a loss. In accordance with Accounting Standards Codification 606, for fixed price contracts, the Company will recognize losses at the contract level in earnings in the period in which they are incurred.

Robotic Product Sales

Robotic product revenues relate to sales of the Company’s Guardian S, Guardian HLS products, and certain miscellaneous parts or accessories. The Company provides a standard one-year warranty on product sales. Product warranties are considered assurance-type warranties and are not considered to be separate performance obligations. Revenue on product sales is recognized at a point in time when goods are shipped to the customer. At the time revenue is recognized, an accrual is established for estimated warranty expenses based on historical experience as well as anticipated product performance.

The revenue recognized for Research and Development Services and Robotic Product Sales were as follows:

	For the three months ended June 30		For the six months ended June 30
	2021	2020	2021	2020
Research and Development Services	$1,030	$1,402	$2,630	$3,434
Robotic Product	113	306	312	448
Total Revenue	$1,143	$1,708	$2,942	$3,882

Contract Balances

The timing of revenue recognition, billing, and cash collection results in the recognition of accounts receivable, unbilled receivables, contract assets, and contract liabilities in the Condensed Consolidated Balance Sheet.

Contract liabilities, discussed below, are also referenced as “deferred revenue” on the condensed consolidated financial statements and related disclosures. Cash received that is in excess of revenues recognized and are contingent upon the satisfaction of performance obligations are accounted for as deferred revenue.

Contract assets include unbilled amounts resulting from contracts in which revenue is recognized over time, revenue recognized exceeds the amount billed, and right to payment is not only subject to the passage of time and further performance.

The opening and closing balances of our accounts receivable, unbilled receivables, contract assets and deferred revenues are as follows:

	Accounts receivable	Unbilled receivable	Contract assets (current)	Contract assets (long-term)	Deferred revenue (current)
Opening Balance as of December 31, 2019	$916	$868	$195	$110	$200
Increase/(decrease), net	135	(649)	(102)	(17)	(143)
Ending Balance as of December 31, 2020	1,051	219	93	93	57
Increase/(decrease), net	(665)	104	128	(57)	(52)
Ending Balance as of June 30, 2021	$386	$323	$221	$36	$5

The Company recorded its Current contract assets, Long-term contract assets and Current deferred revenue within Other assets, other non-current assets and other current liabilities, respectively.

Remaining performance obligations

As of June 30, 2021, the Company had backlog, or revenue related to remaining performance obligations, of $1,484.  We expect approximately 53% of this backlog to be recognized in 2021 and the remainder to be recognized in 2022.

Recently Issued Accounting Standard Pronouncements

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In June 2016, the FASB Issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new standard requires financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The standard will be effective for the Company beginning January 1, 2023, with early application permitted. The Company is evaluating the impact of adopting this new accounting guidance on its condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02 regarding ASC 842 Leases. The amendments in this guidance require balance sheet recognition of lease assets and lease liabilities by lessees for leases classified as operating leases, with an optional policy election to not recognize lease assets and lease liabilities for leases with a term of 12 months or less. The amendments also require new disclosures, including qualitative and quantitative requirements, providing additional information about the amounts recorded in the consolidated financial statements. The amendments require a modified retrospective approach with optional practical expedients. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements. ASU 2018-11 provides entities another option for transition, allowing entities to not apply the new standard in the comparative periods they present in their consolidated financial statements in the year of adoption.  In June 2020, the FASB Issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities (“ASU 2020-05”). The update defers the initial effective date of ASU 2016-02 by one year for private companies and private non-for-profits. For these entities, the effective date is for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.  The Company is evaluating the impact of adopting this new accounting guidance on its condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles and to simplify areas such as franchise taxes, step up in tax basis goodwill, separate entity financial statements and interim recognition of enactment of tax laws or rate changes. The ASU is effective for the Company beginning January 1, 2022. The Company is currently evaluating the impact of adopting this standard on its condensed consolidated financial statements.

2. Fair Value Measurements

The Company's condensed consolidated financial instruments consist of cash and cash equivalents and accounts receivable. Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level 1—Fair value is based on observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2—Fair value is determined using quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable.

Level 3—Fair value is determined using one or more significant inputs that are unobservable in active markets at the measurement date, such as an option pricing model, discounted cash flow, or similar technique.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

On a recurring basis, the Company measures certain of its financial assets, namely its cash equivalents, at fair value. The fair value of the Company’s financial assets measured at fair value on a recurring basis was determined using the following inputs:

	As of June 30, 2021
	Level 1	Level 2	Level 3	Fair Value
Financial Assets:
Cash equivalents:
Money market funds	$15,838	$—	$—	$15,838
Total financial assets	$15,838	$—	$—	$15,838

	As of December 31, 2020
	Level 1	Level 2	Level 3	Fair Value
Financial Assets:
Cash equivalents:
Money market funds	$31,726	$—	$—	$31,726
Total financial assets	$31,726	$—	$—	$31,726

Cash equivalents consist primarily of money market funds with original maturities of three months or less at the time of purchase, and the carrying amount is a reasonable estimate of fair value. There were no transfers between fair value measurements levels during the six months ended June 30, 2021 and December 31, 2020.

3. Balance Sheet Components

Inventories

Inventories, consist of the following:

	June 30, 2021	December 31, 2020
Raw materials	$679	$516
Work-in-process	285	100
Finished goods	295	91
Total Inventories	$1,259	$707

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	June 30, 2021	December 31, 2020
Prepaid rent and other expense	$623	$313
Software	476	287
Other assets	276	93
Total prepaid expenses and other current assets	$1,375	$693

Property and equipment, net

Property and equipment, net consist of the following:

	June 30, 2021	December 31, 2020
Robotics and manufacturing equipment	$796	$659
Leasehold improvements	154	154
Computer equipment	568	568
Capital leased computer equipment	386	386
Software	378	359
Other fixed assets	147	147
Construction in progress	3,181	141
Property and equipment, gross	5,610	2,414
Accumulated depreciation and amortization	(1,209)	(989)
Property and equipment, net	$4,401	$1,425

Depreciation and amortization expenses were $219 and $222, for the six months ended June 30, 2021 and June 30, 2020, respectively. Included in construction in progress is $1,922 of tenant improvement related to the improvements made in the new facility to be leased.

Accrued liabilities

Accrued liabilities consist of the following:

	June 30, 2021	December 31, 2020
Payroll and payroll taxes	$617	$648
CARES Act deferred payroll taxes	286	286
Consulting and professional services	222	125
Other current liabilities	705	196
Total accrued liabilities	$1,830	$1,255

Other non-current liabilities

Other non-current liabilities consist of the following:

	June 30, 2021	December 31, 2020
CARES Act deferred payroll taxes	$286	$286
Capital leases	244	239
Deferred rent and lease incentive obligation	1,507	1
Other	7	—
Total other non-current liabilities	$2,044	$526

Transaction costs

As of June 30, 2021, in connection with the business combination, transaction costs amounted to $2,799 consisting primarily of $1,470 legal fees and $1,329 other professional services.

4. Notes Payable

Paycheck Protection Program Loan

In April 2020, the Company received an unsecured loan in the principal amount of $2,394 under the Paycheck Protection Program (the “PPP”) administered by the U.S. Small Business Administration, or the SBA, pursuant to the

Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), or the PPP loan. The PPP loan provides for an interest rate of 1.00% per year and matures two years from the commencement date. The terms of the PPP Loan were subsequently revised in accordance with the provisions of the Paycheck Protection Flexibility Act of 2020, or the PPP Flexibility Act, which was enacted on June 5, 2020. The PPP Loan is subject to forgiveness under the PPP to the extent proceeds of the loan are used for eligible expenditures. The PPP loan may be used for payroll costs, costs related to certain group health care benefits and insurance premiums, rent payments, utility payments, mortgage interest payments and interest payments on any other debt obligation that were incurred before February 15, 2020. On June 11, 2021 the first PPP loan granted of $2,394 was forgiven.

On March 3, 2021, the Company was granted a Second Draw PPP Loan of $2,000 based on qualified spending, decreased quarterly revenue, and other factors. Second Draw PPP Loans are eligible for forgiveness based on qualified spending during an 8-to-24 month covered period, assuming employee and compensation levels are maintained.  Loan payments are deferred for at least 10 months after the end of the covered period.  If not forgiven, Second Draw PPP Loans have a maturity of five years and a 1% interest rate.

Under the terms of the CARES Act and the PPP Flexibility Act, the Company may apply for and be granted forgiveness for all or a portion of loan granted under the PPP Flexibility Act, with such forgiveness to be determined, subject to limitations (including where employees of the Company have been terminated and not re-hired by a certain date), based on the use of the loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. The terms of any forgiveness may also be subject to further requirements in regulations and guidelines adopted by the SBA. While the Company currently believes that the use of the PPP loan proceeds will meet the conditions for forgiveness under the PPP Flexibility Act, no assurance is provided that the Company will obtain whole or partial forgiveness of the loans.

Notes payable consisted of the following:

	June 30,	December 31,
	2021	2020
First PPP Loan	$—	$2,394
Second PPP Loan	2,000	—
Total Notes payable	2,000	2,394
Less: Notes payable, current portion	—	1,328
Notes payable, net of current portion	$2,000	$1,066

As of June 30, 2021, the scheduled principal payments of the Company's PPP loan, shown if the loan is not forgiven, were as follows:

2021 (Remaining)	$—
2022	241
2023	535
2024	541
2025	546
2026	137
Total	$2,000

5. Equity

Common Stock

The number of authorized shares of common stock is 33,990,766, of which 25,990,765 and 8,000,001 have been designated as Class A and Class B, respectively.

Except with regard to the differential voting power and conversion rights, Class A common stock and Class B common stock have the same characteristics, rights, privileges, preferences and limitations and shall rank equally, share ratably and be identical in all respects as to all matters.

On all matters upon which holders of common stock are entitled or permitted to vote, every holder of Class A common stock shall be entitled to one vote per share and every holder of Class B common stock shall be entitled to ten votes per share.

Class B common stock is convertible, at the option of the holder, at any time and without payment of additional consideration into one share of Class A common stock. Class B common stock shall be automatically converted into Class A common stock upon transfer of shares in any manner other than as a permitted transfer as defined by the Company’s charter.

In September 2016, the founders granted the Company a repurchase right for 4,000,000 shares of Class B common stock originally purchased in 2015. The Company has an exclusive option to repurchase unvested shares of Class B common stock at a price per share equal to the original issue price per share in the event that the founder’s relationship with the Company is terminated. The repurchase right for the 4,000,000 shares lapsed in equal monthly amounts over the following 48 month period ending in September 2020. The fair value of the Class B common stock option at the date the repurchase right was granted was based on the fair market value on the grant date and is being recognized as stock-based compensation expense to general and administrative expense on a straight-line basis over the vesting period. For the three and six months ended June 30, 2020, the amount of stock-based compensation recognized related to the founder stock options was $506 and $1,012, respectively. For the three and six months ended June 30, 2021, there was no stock based compensation related to the repurchase right as it lapsed in September 2020.

Convertible Preferred Stock

As of June 30, 2021, the Company has authorized, issued and outstanding 12,112,012 shares of convertible preferred stock, of which 5,421,446, have been designated as Series A, 3,158,338 have been designated as Series B and 3,532,228 have been designated as Series C, each designated with the rights and preferences to be determined by the Board of Directors.

The following table is a summary of the Convertible Preferred Stock as of June 30, 2021:

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Proceeds, Net of Issuance Costs	Issue Price per Share
Series A	5,421,446	5,421,446	$15,723	$15,531	$2.9002
Series B	3,158,338	3,158,338	30,050	29,993	$9.5145
Series C	3,532,228	3,532,228	40,000	39,867	$11.3243
Total	12,112,012	12,112,012	$85,773	$85,391

Significant terms of the outstanding convertible preferred stock series are as follows:

Dividends — Each share of Series A, Series B and Series C Convertible Preferred Stock (“Senior Convertible Preferred Stock”) is entitled to receive, when and if declared by the Company’s Board of Directors, noncumulative dividends at an annual rate of $0.2320 for Series A Convertible Preferred Stock, $0.7611 for Series B convertible Preferred Stock and $0.9059 for Series C Convertible Preferred Stock

Voting Rights — Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Class A Common Stock into which the shares of Preferred Stock held by such holders could be converted as of the record date. Holders of Preferred Stock shall be entitled to vote on all matters on which Common Stock are entitled to vote. So long as at least 3,924,112 shares of Preferred Stock remain outstanding, the holder of Preferred Stock, voting as a separate class, are entitled to elect four members of the Board of Directors. The holders of Common Stock shall be entitled to elect five members of the Board of Directors. The number of authorized shares of Common Stock may be increased or decreased by an affirmative vote of the holders of a majority of the voting power of the stock of the Corporation voting together as a single class on an as-converted basis, provided that (a) at least 80% of the then-serving members of the Board have also approved such increase or decrease to the number of authorized shares of Common Stock and (b) the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, have approved an increase in the number of shares of Class B Common Stock.

On all matters upon which holders of Common Stock are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock and every holder of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock. Except as expressly noted, the holders of shares of Class A Common Stock, Class B Common Stock and any other stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

Liquidation Preference — In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock shall rank senior to the Junior Preferred Stock, referred as Series A and Series B Preferred Stock, and Common Stock as to the distribution of any assets of the Corporation. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock  shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Junior Preferred Stock and Common Stock. The Series A, B and C Preferred stock and Common stock holders shall be entitled to receive an amount per share equal to the greater of the sum of the preferred stock liquidation preference of $3.8573 for Series A convertible preferred stock, $9.5145 for Series B convertible preferred stock and $11.3243 for Series C convertible preferred stock.

If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of Series C Preferred Stock are insufficient to permit the payment to such holders, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitle to receive.

Preemptive Rights — No shares of Common Stock, Preferred Stock or other securities convertible into shares of Common Stock have preemptive rights

Conversion — The holders of the Preferred Stock have the option to convert each share into that number of fully-paid, nonassessable shares of Class A Common Stock determined by dividing the original issue price for the relevant series by the Conversion Price for such series. The Conversion price is currently the original issue price.

Shares of Preferred Stock will be converted automatically into fully-paid, non-assessable shares of Class A Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in the listing of the Class A Common Stock on the New York Stock Exchange, the Nasdaq Global Market or other internationally recognized stock exchange, converting the offer and sale of Common Stock provided that offering price per share is no less than $21.57 (as adjusted for Recapitalization) and the aggregate gross proceeds from the offering are not less than $100,000 or (ii) upon the Company’s receipt of the written consent of the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis), which majority should include holders of at least the majority of the Series B Preferred Stock then outstanding and a majority of the Series C Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such request.

Non-controlling Interest

The non-controlling interest represents the membership interest in ZeptoVision, Inc. (“Zepto”) held by another holder other than the Company (i.e., an officer with the Company). Zepto was formed in April 2016, and the formation of Zepto was accounted for as a common control transaction at the time of formation. As of December 31, 2020, the Company’s ownership percentage in Zepto was 79%. The Company has consolidated the financial position and results of operations of Zepto and reflected the 21% interest as a non-controlling interest. The carrying amount of the non-controlling interest will be adjusted to reflect the change in its ownership interest in the subsidiary, with the offset to equity attributable to the Company.

On February 16, 2021, the Company acquired the non-controlling interest’s shares in Zepto for a purchase price of $200 making Zepto a wholly owned subsidiary of the Company. The acquisition of the remaining shares of Zepto resulted in the decrease of non-controlling interest to zero and adjustment to additional paid-in capital to reflect the Company’s increased ownership in Zepto.

6. Warrants

On January 31, 2020, the Company issued 250,000 Class A Common Stock warrants to one of the Series C Preferred Stock investors, at an exercise price of $11.3243 with an expiration date of January 31, 2030. The Company generally accounts for warrants to purchase common stock as a component of equity at its issued cost unless the warrants include a conditional obligation to issue a variable number of shares or there is a deemed possibility that the Company may need to settle the warrants in cash.

The Company estimated the fair value of these warrants using the Black-Scholes option valuation model based on the estimated fair value of the underlying common stock, with the following assumptions: remaining contractual term of ten years, risk-free interest rate of 3.05%, volatility of 85% and no dividend yield. These estimates, especially the market value of the underlying common stock and the related expected volatility, are highly judgmental and could differ materially in the future. The Company estimated the fair value of warrants exercisable for Class A Common Stock using the Black-Scholes option valuation model based on the estimated fair value of the underlying Series C Preferred Stock.

The Company recorded $1,220 as relative fair value of the warrants within the condensed consolidated statements of stockholders’ equity, as an offset to additional paid-in capital as the warrants were issued in conjunction with the issuance of Series C Preferred stock.

7. Stock-based Compensation

Equity Incentive Plan

The total number of shares of the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) is 3,180,714 as of June 30, 2021. The Plan provides stock options awards, restricted stock units and restricted stock awards for issuance to Company employees, officers, directors, non-employee agents, and consultants as options and/or restricted stock units. These awards vest over three to five years and are exercisable up to 10 years from the date of grant. Unvested options are forfeited upon termination.

The following summarizes the Company’s stock option activity for the six months ended June 30, 2021:

	Options Outstanding		Weighted- Average Remaining
	Number of Shares	Weighted Average Exercise Price	Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding – December 31, 2020	1,536,897	$3.04	6.83	$5,058
Granted	349,750	45.05
Exercised	(4,800)	4.23
Cancelled	(116,210)	4.48
Outstanding – June 30, 2021	1,765,637	$11.26	6.56	$59,655
Vested and expected to vest – June 30, 2021	1,765,637	$11.26	6.56	$59,655
Exercisable – June 30, 2021	955,972	$2.08	5.24	$41,077

The following summarizes the Company’s employee restricted stock units activity for the six months ended June 30, 2021:

	Restricted Stock Units Outstanding
	Number of Shares	Weighted-Average Grant-Date Fair Value
Outstanding – December 31, 2020	175,703	$6.04
Granted	40,000	45.05
Outstanding – June 30, 2021	215,703	$13.51

The following summarizes the Company’s employee restricted stock awards activity for the six months ended June 30, 2021:

	Restricted Stock Awards Outstanding
	Number of Shares	Weighted-Average Grant-Date Fair Value
Outstanding – December 31, 2020	—	$—
Granted	1,000,000	45.05
Outstanding – June 30, 2021	1,000,000	$45.05

Vesting of Restricted stock units (“RSUs”) is subject to service and performance conditions. RSUs granted generally include service vesting periods of one to four years, requirements related to the completion of a qualifying liquidity event, and for some awards granted to executives, requirements related to the forfeiture of cash compensation. Awards that include the forfeiture of cash compensation as a vesting requirement were based on a predetermined amount of forfeited cash salary over a one-year period.  As of June 30, 2021, all awards with this forfeiture of cash compensation vesting condition had been satisfied or forfeited. The RSUs are not reflected as issued or outstanding in the accompanying condensed consolidated statements of stockholders’ equity until the liquidity event is met. It is anticipated that the merger with Rotor Acquisition Corp. will be the qualifying transaction that triggers the liquidity event condition, therefore no compensation expense was recognized in regard to RSUs, for the six months ended June 30, 2021 and for the year ended December 31, 2020, respectively.

Restricted Stock Awards (“RSAs”) vest over a 15-month period following the consummation of a qualifying transaction.  The award includes vesting acceleration provisions which would result in the award becoming fully vested following a change in control event or upon death of the grantee.  It is anticipated that the merger with Rotor Acquisition Corp. will be the qualifying transaction that triggers the 15-month vesting period. Due to the change in control, which has not been met, no compensation expense was recognized in regard to RSAs, for the six months ended June 30, 2021.

The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions. The Company calculates the fair value of each option grant on the grant date using the following assumptions:

        Expected Term—The Company uses the simplified method when calculating expected term due to insufficient historical exercise data.

        Expected Volatility—As the Company's shares are not actively traded, the volatility is based on a benchmark of comparable companies.

        Expected Dividend Yield—The dividend rate used is zero as the Company does not have a history of paying dividends on its common stock and does not anticipate doing so in the foreseeable future.

        Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

The per share fair values of stock options granted and the assumptions used in estimating fair value were as follows:

	June 30, 2021	December 31, 2020
Options
Fair value of common stock	$27.69	$3.69
Risk-free interest rate	1.047%	0.51%
Expected term (in years)	6.14	6.06
Expected dividend yield	0.00%	0.00%
Expected volatility	68.25%	64.98%

The Company recognized stock-based compensation expense under the Plan in the condensed consolidated statement of operations as follows:

	June 30, 2021	June 30, 2020
Cost of revenue	$43	$53
Research and development	134	81
Sales and marketing	22	20
General and administrative	193	220
Total stock-based compensation expense	$392	$374

The fair value of stock options granted are recognized as compensation expense in the condensed consolidated statements of operations over the related vesting periods. The following is a summary of the weighted-average fair value per share:

June 30, 2021
Granted	$27.55
Exercised	$4.23
Cancelled	$2.75
Unvested	$15.35

The weighted-average grant date fair value per share of restricted stock units granted during the six months ended June 30, 2021 was $45.05. As of June 30, 2021, there was approximately $10,838 of unrecognized stock-based compensation cost related to stock options granted under the Plan, which is expected to be recognized over an average period of 3.2 years.

8. Net loss per Share

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the three months ended June 30, 2021 and 2020:

	For the three months ended June 30,
	2021		2020
	Class A	Class B	Class A	Class B
Numerator:
Net loss attributable to common stockholders	$(113)	$(5,107)	$(83)	$(5,122)
Denominator:
Weighted average shares outstanding, basic and diluted	176,445	8,000,001	123,141	7,663,919
Basic and diluted net loss per share	$(0.64)	$(0.64)	$(0.67)	$(0.67)

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the six months ended June 30, 2021 and 2020:

	For the six months ended June 30,
	2021		2020
	Class A	Class B	Class A	Class B
Numerator:
Net loss attributable to common stockholders	$(224)	$(10,194)	$(156)	$(10,000)
Denominator:
Weighted average shares outstanding, basic and diluted	176,000	8,000,001	118,106	7,538,919
Basic and diluted net loss per share	$(1.27)	$(1.27)	$(1.33)	$(1.33)

Basic and diluted net loss per share attributable to common stockholders is the same for the three and six months ended June 30, 2021 and June 30, 2020, because the inclusion of potential shares of common stock would have been anti‑dilutive for the periods presented.

The following table discloses securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share:

	For the six month ended June 30,
	2021	2020
Convertible preferred stock	12,112,012	12,112,012
Outstanding stock options and restricted stock units	1,981,340	1,975,428
Outstanding restricted stock awards	1,000,000	—
Warrants to purchase Class A common stock	250,000	62,500

9. Income taxes

In order to determine the Company’s quarterly provision for income taxes, the Company used an estimated annual effective tax rate that is based on expected annual income and statutory tax rates in the various jurisdictions in which the Company operates. Certain significant unusual or infrequently occurring items that are separately reported are separately recognized in the quarter during which they occur and can be a source of variability in the effective tax rate from quarter to quarter.

Income tax expense for the three months ended June 30, 2021 and 2020 was $0 and $0, respectively. Income tax expense for the six months ended June 30, 2021 and 2020 was $1 and $0, respectively. Income tax expense is based on the Company’s estimated annualized effective tax rate for the fiscal years ending December 31, 2021 and December 31, 2020, respectively. For the three and six months ended June 30, 2021 and 2020, the Company’s recognized effective tax rate differs from the U.S. federal statutory rate primarily due to the Company’s U.S. deferred tax assets being offset in full by a valuation allowance.

10. Commitments and Contingencies

Legal Proceedings

The Company may be involved in various claims, lawsuits, investigations and other proceedings, in the normal course of the business. The Company accrues a liability when management believes information available prior to the issuance of the condensed consolidated financial statements indicates it is probable a loss has been incurred as of the date of the financial statement and the amount of loss can be reasonably estimated. The Company adjust its accruals to reflect the impact of negotiation, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company currently is not aware of any matters that may have a material adverse effect on its business, financial position, results of operations, or cash flows. Accordingly, the Company has not recorded any material loss contingency in the balance sheet as of June 30, 2021 and December 31, 2020.

Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to investors, directors and officers with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has the Company been involved in litigation in connection with these indemnification arrangements. As of June 30, 2021 and December 31, 2020, the Company has not accrued a liability for these guarantees as the likelihood of incurring a payment obligation, if any, in connection with these guarantees is not probable or reasonably estimable due to the unique facts and circumstances involved.

Operating Leases

The Company leases facilities under noncancelable operating lease agreements. Future minimum rental payments under the noncancelable operating leases, subsequent to June 30, 2021, are as follows:

Operating Leases
2021	$131
2022	1,280
2023	970
2024	1,324
2025	1,360
2026 and thereafter	11,322
Total	$16,387

Rent expense related to noncancelable operating leases totaled $667 and $146 for the six months ended June 30, 2021 and June 30, 2020, respectively. The operating lease term includes two three-year renewal options.

Capital Leases

The Company leases equipment under agreements expiring at various times during the next four years. The Company has recorded the capital lease obligation within its condensed consolidated balance sheets. The current portion of $73 is recorded within accrued liabilities and the long-term portion of $244 is included in other non-current liabilities.

Future minimum rental payments under the noncancelable capital leases, subsequent to June 30, 2021, are as follows:

Capital Leases
2021	$84
2022	87
2023	88
2024	87
Minimum lease payment including interest	346
Amount representing interest	29
Minimum lease payments excluding interest	$317

11. Segment information

The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Accordingly, the Company has determined that it has a single reportable segment and operating segment structure.

The Company’s revenue is primarily with U.S. customers. During the three and six months ended June 30, 2021 and June 30, 2020, the Company recognized $71 and $0 of revenue earned from customers located in South Korea, respectively.

All long-lived assets are maintained in, and all losses are attributable to, the United States of America.

12. Related Party Transactions

As of December 31, 2020, the Company held a controlling interest of 79% in Zepto. The Chief Legal Officer of the Company was the owner of 21% of Zepto. On February 16, 2021, the Company acquired the non-controlling interest’s shares in Zepto for a purchase price of $200 making Zepto a wholly owned subsidiary of the Company.

During the six months ended June 30, 2020, the Company entered into an agreement with one of its investors, Delta Air Lines, Inc., to provide demonstration services. The Company recognized $100 of revenue related to these services during the six months ended June 30, 2020. No revenue was recognized for the six months ended June 30, 2021.

On April 4, 2021, the Company entered into an agreement with Palantir Technologies (Palantir) in which the Company has committed to utilize software and services from Palantir over the next six years for a total of $42,000. The software and services are an integral part of the Company’s plans to provide Robots as a Service upon commercialization of the Company’s Guardian® XO and XT robots. Palantir is one of the PIPE Investors in the proposed merger agreement with Rotor Acquisition Corp. The Company recognized $485 in operating expenses, related to services provided during the six months period ended June 30, 2021. The Company had an accounts payable balance of $162 related to the contract as of June 30, 2021.

On May 16, 2021, the Company entered into an agreement with Sparks Marketing Corp. to begin the construction of a mobile display to be used for demonstrations of Company products at prospective customer locations as well as other marketing events. Negotiations of this agreement involved an account executive at Sparks Marketing Corp. who is a family member of Ben Wolff, CEO. The Company recognized $501 related to costs capitalized to construction in progress for the mobile display for the period ended June 30, 2021.

13. Employee Benefits

The Company has a defined contribution 401(k) plan covering substantially all employees. The plan allows employees to defer up to 100% of their employment income (subject to annual contribution limits imposed by the I.R.S.) after all taxes and applicable benefit deductions. The Company does not provide matching contributions for the employee contributions to the plans; therefore, no amounts have been accrued as of June 30, 2021 and December 31, 2020.

14. Subsequent events

Subsequent events have been evaluated through September 30, 2021, the date the consolidated financial statements were issued.

Legal proceedings

On July 1, 2021, seven former employees of Sarcos filed suit in Utah state court against Sarcos. The complaint alleges that in 2021, Sarcos wrongfully suspended the exercise of the plaintiffs’ stock options. The complaint asserts claims for breach of contract, breach of the covenant of good faith and fair dealing and seeks declaratory judgment in favor of plaintiffs and injunctive relief from option expiration. The complaint seeks damages in an amount to be determined at trial, but in no event less than $1,500. On the same day they filed the complaint, plaintiffs also filed a motion for preliminary injunction to enjoin the expiration of the stock options.

The Company believes the allegations against Sarcos in this lawsuit are without merit and will continue to defend vigorously against them.

Vote of Security holders

On September 15, 2021, Rotor stockholders, approved the Agreement and Plan of Merger, dated as of April 5, 2021, by and among Rotor, Rotor Merger Sub and Sarcos, to which Merger Sub will merge with and into Sarcos with Sarcos surviving the merger as a wholly owned subsidiary of Rotor.

Business Combination

On September 24, 2021, the Company and Rotor Acquisition Corp. consummated the Business Combination. Following the closing, the combined company began operating as Sarcos Technology and Robotics Corporation and its common stock and warrants are now listed under the symbols “STRC” and “STRCW”, respectively, on The Nasdaq Global Market beginning September 27, 2021. As a result of the Business Combination, the Company received approximately $232.6 million going to the Company’s balance sheet to accelerate growth by substantially increasing its investment in product development.